Exhibit 99.1

Synaptogenix Board of Directors Forms Special Committee to Explore Value
Creation Opportunities Utilizing Balance Sheet Strength

$19.6 million in cash and cash equivalents as of September 30, 2024

Dramatically reduced cash burn rate expected

NEW YORK – December 20, 2024 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX) ("Synaptogenix" or the "Company"), an emerging biopharmaceutical company developing therapeutics for neurodegenerative disorders, today announced that its Board of Directors has formed an independent Special Committee to explore strategic opportunities to create and enhance value for investors. Funding for such opportunities is supported by the Company’s robust financial position including $19.6 million in cash as of September 30, 2024, with approximately 1.3 million common shares outstanding.

“Synaptogenix holds significant cash reserves available for strategic initiatives, which could include promising drug development platforms and/or compelling new technologies and services,” said Dr. Alan Tuchman, Chief Executive Officer of Synaptogenix. “As we explore various alternatives to our previous research and development programs, we expect to see a dramatic decline in our cash burn rate and continuing financial strength on our balance sheet.”

Synaptogenix would consider moving forward with its Bryostatin-1 asset in collaboration with a validating third party strategic and non-dilutive investment partner. Additionally, the Company has submitted a grant proposal for the development of Bryostatin-1 with the National Institutes of Health (NIH).

About Synaptogenix

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated bryostatin's regenerative mechanisms of action for the rare disease Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs. Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that the Company will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact

800-811-5591

ir@synaptogen.com